SUBSCRIPTION AGREEMENT


                                                              September 14, 1998

T.O. RICHARDSON TRUST
Two Bridgewater Road
Farmington, Connecticut  06032

Ladies and Gentlemen:

         T.O. Richardson Trust (the "Trust") proposes to issue and sell to the public its shares of beneficial interest without par value (the "Shares") pursuant to a registration statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission. The Trust currently consists of one series namely, the T.O. Richardson Sector Rotation Fund (the "Fund"). In order to provide the Trust with a net worth of at least $100,000 as required by
Section 14 of the Investment Company Act of 1940, as amended, I hereby offer to purchase 10,000 Shares of the Fund at a price of $10.00 per Share prior to the effective date of the Registration Statement.

         I will make payment for the Shares by delivery of a certified or official bank check in the amount of $100,000 payable to the order of the Trust or by wire transfer prior to the date specified by the Trust as the proposed effective date of the Registration Statement.

         I represent and warrant to the Trust that the Shares are being acquired by me for investment and not with a view to the resale or further distribution thereof and that I have no present intention to redeem the Shares.

         The name T.O. Richardson Trust is the designation of the Trustees under the Declaration of Trust, dated June 2, 1998, as amended from time to time. The Declaration of Trust has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but the Trust's property only shall be bound.



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         Please  confirm that the foregoing  correctly  sets forth the agreement with the Trust.

                                            Very truly yours,


                                            /s/ L. Austine Crowe
                                            -----------------------------------
                                            L. Austine Crowe




Confirmed, as of the date first above written.

T.O. RICHARDSON TRUST


By: /s/ Samuel Bailey, Jr.
-----------------------------------------
         Samuel Bailey, Jr.
         Chairman of the Board of
         Trustees and President











































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